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                                                                   Exhibit 10.29

                           RESTRICTED SHARE AGREEMENT

This Restricted Share Agreement ("Agreement") is made as of this _____ day of February, 1996, by and among GCR Holdings Limited, a Cayman Islands exempt limited liability company (the "Company"), Global Capital Reinsurance Limited, a subsidiary of the Company organized under the laws of Bermuda to engage in worldwide property catastrophe reinsurance ("Global Capital Re"), and ____________ (the "Recipient"), an employee of the Company and/or Global Capital Re.

                                    RECITALS

        WHEREAS, the Company's 1995 Share Option Plan (as it may be amended from time to time, the "Plan") was adopted by the Company's Board of Directors on December 12, 1995, as of November 16, 1995, to enable the Company and its subsidiaries to provide certain key employees with an additional incentive to contribute to the success of the Company; and

        WHEREAS, the Plan is administered by the Compensation Committee of the Board of Directors (the "Committee").

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth and other good and valuable consideration, the parties hereby enter into this Agreement upon the following terms and conditions:

        1. Issuance of Initial Restricted Shares. All restricted Ordinary Shares granted to the Recipient pursuant to the Plan before the date of the next annual general meeting of the Company's shareholders ("Initial Restricted Shares") will be granted subject to, and each such grant shall be effective only upon, approval of the Plan by such shareholders at such meeting. If such shareholders approve the Plan at such meeting, the date of grant of all Initial Restricted Shares, for all purposes including vesting of such shares pursuant to the Plan, shall be the date of such meeting. This Section 1 shall not affect any restricted Ordinary Shares granted pursuant to the Plan on or after the date of such meeting.

        2. The Amended and Restated Shareholders' Agreement. The Recipient hereby becomes a party (if not already a party) to the Company's Amended and Restated Shareholders' Agreement, dated as of December 18, 1995 (as it may be amended from time to time, the "Shareholders' Agreement"), among the Company and its shareholders. All Ordinary Shares of the Company acquired by the Recipient from the Company
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(including all such Ordinary Shares acquired upon exercise of any option previously or hereafter acquired from the Company and all restricted Ordinary Shares acquired pursuant to the Plan or any other benefit plan of the Company) shall be subject to the transfer restrictions and other provisions of the Shareholders' Agreement to the extent that such shares constitute Registrable Shares (as defined in the Shareholders' Agreement).

        3. Vesting. Each restricted Ordinary Share granted pursuant to the Plan or this Agreement shall be subject to the same vesting rules, as set forth in Section 6.3 of the Plan as initially in effect, as the option pursuant to which such restricted Ordinary Shares are granted (based on the date of issuance of the restricted Ordinary Shares) and shall be forfeited to the extent not vested upon the termination, for whatever reason, of the Recipient's employment with the Company and its subsidiaries.

        4. Adjustments in Capitalization. If any event contemplated in the first paragraph of Section 5.2 of the Plan (as initially in effect) shall occur, an appropriate adjustment shall be made by the Committee in respect of all unvested restricted Ordinary Shares granted to the Recipient pursuant to the Plan, so as to restore him to his rights hereunder.

        5. Conflicts. In the case of a conflict between the provisions of this Agreement and the Plan as initially in effect, the provisions of the Plan shall govern. In the case of a conflict between the provisions of this Agreement and the Plan as it may be amended (but not between the provisions of this Agreement and the Plan as initially in effect) this Agreement shall govern.

        6. Decisions of Committee. Subject to Section 5 above, the Committee shall have full power and authority to interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan and to make any and all determinations under them, and its decisions shall be final, binding and conclusive upon all persons, including the Recipient and his legal representatives, in respect of any questions arising under the Plan.

        7. Notices. Any notice to be given to the Company shall be delivered to the Company (Attention: Frederick W. Deichmann) at its offices at GCR Holdings Limited, P.O. Box HM 762, Hamilton HM CX, Bermuda (telecopier number 809-295-4584), and if given to the Recipient, at his address (or telecopier number) as it may appear on the records of the Company; or to either of them, at such other address as
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either of them may hereafter designate in writing to the other. In each case, notice shall be given in writing, may be given by hand, first class mail (postage prepaid), prepaid courier or telecopier and shall be deemed given when received.

        8. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and any successor to the Company; but this Agreement shall not be assignable by the Recipient (and shall not be binding upon or inure to the benefit of any successor thereto) except by will or the laws of descent and distribution.

        9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

        IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date and year first above written.

                                        GCR Holdings Limited


                                        By:
                                            ---------------------------------
                                            Frederick W. Deichmann
                                            Secretary


                                        GLOBAL CAPITAL
                                        REINSURANCE LIMITED


                                        By:
                                            ---------------------------------
                                            Lawrence S. Doyle
                                            President


                                        _______________________________________
                                        [Name of Recipient]